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ING Investment Management | May 22, 2012

ING Portfolio Changes	TALKING POINTS

ING Index Plus LargeCap Fund to be merged into
ING Corporate Leaders 100 Fund

On March 22, 2012, the Board of Directors approved a proposal to reorganize ING Index Plus LargeCap Fund with and into ING Corporate Leaders 100 Fund. Subject to shareholder approval, this reorganization will take place on or about July 20, 2012. Following the reorganization, ING Index Plus LargeCap Fund shareholders will hold shares of ING Corporate Leaders 100 Fund.

Merger Details

•            Effective Date: Friday, July 20, 2012.

•            Approved by the ING Board as in the interest of shareholders.

•            Intended to qualify for federal income tax purposes as a tax-free reorganization.

•            A proxy statement/prospectus detailing the proposed Reorganization is expected to be mailed to the disappearing portfolio’s shareholders on or about May 15, 2012.

•            A shareholder meeting for the proposed Reorganization is scheduled to be held on or about June 28, 2012.

Rationale for Reorganization

•            Index Plus LargeCap Fund has had consistent net outflows for a number of years.

•            The Board, the majority of who are not “interested persons” (as defined in the Investment Company Act of 1940) agreed with ING Investments’ recommendation to merge Index Plus Large-Cap Fund into Corporate Leaders 100 Fund.

•            The gross and net expenses of all share classes are expected to decrease as a result of the Reorganization, as noted in the expense comparison below.

Similarities and Differences Between the Portfolios

•            Both Funds invest in a large-cap core strategy.

•            Both Funds use the S&P 500® Index as their benchmark.

•            Both Funds have similar investment objectives of seeking to outperform the S&P 500® Index.

•            Both Funds are managed or co-managed by Vincent Costa.

•            Index Plus LargeCap Fund uses an index strategy with a risk-management component to invest in companies of the S&P 500® Index; ING Corporate Leaders 100 Fund is actively managed and invests in companies of the S&P100 Index®.

•            The Funds have somewhat different investment strategies, as outlined in the Proxy Statement/Prospectus dated May 15, 2012.

•            Index Plus LargeCap Fund has a significantly longer track record than ING Corporate Leaders 100 Fund.

Performance Comparison (% as of 12/31/11)

Average Annual Total Returns %	1 Year	5 Years (or since inception)	10 Years (or life of the class)	Inception Date
Index Plus LargeCap Fund — Class A				2/3/97
Before taxes	(3.26)	(2.55)	1.23
After tax on distributions	(3.63)	(2.95)	0.93
After tax on distributions with sale	(1.65)	(2.15)	1.02
Index Plus LargeCap Fund — Class B	(5.97)	(3.05)	0.78	3/1/99
Index Plus LargeCap Fund — Class C	(1.44)	(2.43)	1.04	6/30/98
Index Plus LargeCap Fund — Class I	0.03	(1.69)	1.79	12/10/96
Index Plus LargeCap Fund — Class O	(0.22)	(1.94)	1.53	8/1/01
Index Plus LargeCap Fund — Class R	(0.53)	(2.20)	2.44	12/8/03
Index Plus LargeCap Fund — Class W	5.09	N/A	N/A	8/5/11
Corporate Leaders 100 Fund — Class A				6/30/08
Before taxes	(3.98)	1.38	N/A
After tax on distributions	(4.22)	1.14	N/A
After tax on distributions with sale	(2.29)	1	1.02
Corporate Leaders 100 Fund — Class B	(3.90)	1.58	N/A	6/30/08
Corporate Leaders100 Fund — Class C	0.05	2.43	N/A	6/30/08
Corporate Leaders 100 Fund — Class I	2.12	3.32	N/A	6/30/08
Corporate Leaders 100 Fund — Class W	2.10	3.37	N/A	6/30/08
S&P 500® Index(1)	2.11	1.75 (2)	N/A	—

For internal use only.  Not for inspection by, distribution or quotation to, the general public.

Not FDIC Insured / May Lose Value / No Bank Guarantee

(1)          The S&P 500® Index is an unmanaged index that measures the performance of securities of approximately 500 of the largest companies in the United States. The index returns do not reflect deductions for fees, expenses or taxes.

(2)          Reflects performance since the date closest to the Class’ inception for which data is available.

The performance quoted represents past performance and does not guarantee future results. Current performance may be lower or higher than the performance information shown. The investment return and principal value of an investment in the Portfolio will fluctuate, so that your shares, when redeemed, may be worth more or less than their original cost. You may obtain performance information current to the most recent month-end by contacting your local representative. Returns for other share classes will vary due to different charges and expenses. Performance assumes reinvestment of distributions and does not account for taxes.

Please see the Proxy Statement/Prospectus for additional performance and risk information.

Annual Portfolio Operating Expenses (after waivers and reimbursements)*

Fund	Class A	Class B	Class C	Class I	Class O	Class R	Class W
Index Plus LargeCap Fund(1),(5)	0.95%	1.70%	1.45%	0.70%	0.95%	1.20%	0.70%
Corporate Leaders Fund(2),(5)	0.90%	1.65%	1.65%	0.65%	0.90%	1.15%	0.65%
Corporate Leaders Fund Pro Forma(3),(4)	0.90%	1.65%	1.40%	0.65%	0.90%	1.15%	0.65%

* This table shows, for each applicable share class, the actual operating expenses of the listed Portfolios, as a ratio of expenses to average daily net assets, including management fees, distribution and/or shareholder services (12b-1) fees, shareholder or administrative services fees, and other expenses as of December 31, 2011, as adjusted for contractual waivers and reimbursements, if any. The fiscal year end for each Fund is May 31. The adviser is contractually obligated to limit expenses for each Fund as noted in the footnotes below. These obligations do not extend to interest, taxes, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses. These obligations will automatically renew for one-year terms unless it is terminated by the Fund or the adviser upon written notice within 90 days of the end of the current term or upon termination of the advisory agreement and is subject to possible recoupment within three years.

(1) The adviser is contractually obligated to limit expenses to 0.95% for Class A shares, 1.70% for Class B shares, 1.45% for Class C shares, 0.70% for Class I shares, 0.95% for Class O shares, 1.20% for Class R shares and 0.70% for Class W shares through October 1, 2012.

(2) The adviser is contractually obligated to limit expenses to 0.90% for Class A shares, 1.65% for Class B shares, 1.65% for Class C shares, 0.65% for Class I shares, 0.90% for Class O shares, 1.15% for Class R shares, and 0.65% for Class W shares through October 1, 2012.

(3) The adviser is contractually obligated to limit expenses to 0.90% for Class A shares, 1.65% for Class B shares, 1.45% for Class C shares, 0.65% for Class I shares, 0.90% for Class O shares, 1.15% for Class R shares, and 0.65% for Class W shares through October 1, 2013.

(4) Contingent upon shareholder approval of the Reorganization, the Distributor is contractually obligated to waive 0.25% of the distribution fee waiver through October 1, 2013. There is no guarantee that the distribution fee waiver will continue after October 1, 2013. This distribution fee waiver will automatically renew for one-year terms and may be terminated or modified by vote of a majority of the Board of Directors of the Fund who are not “interested persons,” as defined in the 1940 Act.

(5) Based on Class A shares’ expenses adjusted for class specific differences.

Contents of this communication may contain information regarding past performance, market opinions, competitor data, projections, forecasts and other forward-looking statements that cannot be shared with clients, prospective clients or current investors of ING investment products.  The information presented has been obtained from sources ING Investment Management (“ING IM”) deems to be reliable, however, this data is subject to unintentional errors, omissions and changes prior to distribution without notice. This information is provided to ING IM employees for internal or educational use only and cannot be used as sales or marketing material, nor can it be distributed outside of the firm. Please only use compliance-approved marketing materials with clients and prospects. These materials contain compliant sales language, appropriate risk disclosures and other relevant disclaimers that provides a sound basis for evaluating our investment products and services. This information cannot be reproduced in whole or in part in any manner without the prior permission of an ING IM Compliance Officer.

For internal use only.  Not for inspection by, distribution or quotation to, the general public.

©2012 ING Investments Distributor, LLC, 230 Park Avenue, New York, NY 10169

Not FDIC Insured / May Lose Value / No Bank Guarantee	CMTP-INDXLC EXP9/30/12
C11-3621